As filed with the Securities and Exchange Commission on May 23, 2013

Registration No. 333-186113

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Focus Media Holding Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(state or other jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

Unit No. 1, 20th Floor, The Centrium

60 Wyndham Street, Central, Hong Kong

+852-3752-8009

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2010 Employee Share Option Plan

(Full Title of the Plan)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Chris Lin, Esq.

Simpson Thacher & Bartlett

ICBC Tower, 35th Floor

3 Garden Road

Central, Hong Kong

+852 2514-7600

DEREGISTRATION OF SECURITIES

Focus Media Holding Limited (“Focus Media” or the “Registrant”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister all unsold securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on January 22, 2013, File No. 333-186113 (the “Registration Statement”), with respect to ordinary shares of the Registrant, par value $0.00005 per share (the “Ordinary Shares”), thereby registered for offer or sale pursuant to the Registrant’s 2010 Employee Share Option Plan (the “2010 Plan”). A total of 10,828,600 Ordinary Shares were initially registered for issuance under the Registration Statement.

Giovanna Parent Limited, Giovanna Acquisition Limited (“Merger Sub”) and the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) on December 19, 2012. On April 29, 2013, at an extraordinary general meeting, the shareholders of the Registrant voted to adopt the Merger Agreement, as contemplated by the Merger Agreement. On May 23, 2013, Focus Media and Merger Sub filed a plan of merger with the Cayman Islands Companies Registrar which was registered by the Registrar as of May 23, 2013 (the “Effective Time”), pursuant to which Merger Sub was merged with and into Focus Media, with Focus Media continuing as the surviving corporation (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings of the Ordinary Shares pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, all of the Ordinary Shares registered under the Registration Statement that remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on May 23, 2013.

Focus Media Holding Limited

By:	/s/ Jason Nanchun Jiang
Name:	Jason Nanchun Jiang
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 23, 2013.

Signature		Capacity

/s/ Jason Nanchun Jiang		Chief Executive Officer and
Jason Nanchun Jiang		Chairman of the Board of Directors
(principal executive officer)

/s/ Kit Leong Low		Chief Financial Officer and Director
Kit Leong Low		(principal financial and accounting officer)

*		Director
Fumin Zhuo

*		Director
Neil Nanpeng Shen

*		Director
Charles Chao

*		Director
Daqing Qi

*		Director
David Ying Zhang

*		Director
Ying Wu

*By:	/s/ Kit Leong Low
Name: Kit Leong Low
Attorney-in-Fact

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SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Focus Media Holding Limited has signed this registration statement or amendment thereto in New York on May 23, 2013.

By:	/s/ Diana Arias
Diana Arias
Senior Manager
Law Debenture Corporate Services Inc.

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